Exhibit 10.1

October 30,  2023

Charles McKhann

[***]

[***]

Dear Chas,

On behalf of Silk Road Medical, Inc. (the “Company” or “Silk Road Medical”), I am pleased to offer you employment in the position of Chief Executive Officer and as a  member of our Board of Directors. This letter agreement sets forth the terms and conditions of your employment with the Company from and after the date of your employment.

1. Start Date: Your position will be as a full-time, salaried/exempt employee commencing on November 2, 2023, or such other date as you and the Company mutually agree (the “Start Date”).

2. Base Salary: The Company will pay you an annual base salary of $650,000 to be paid semi-monthly in accordance with the Company's standard payroll policies and subject to applicable withholdings. Your annual base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) in its sole discretion.

3. Annual Bonus: You will have the opportunity to earn a target annual cash bonus equal to 100% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives, as determined by the Board or the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion. In the first fiscal year of your employment with the Company, your annual bonus opportunity will be prorated based on the length of time you have served as an employee of the Company during such fiscal year.

4. Sign-On Bonus: The Company will pay you a $100,000 sign-on bonus to be paid with the first regular payroll after commencement of your employment with the Company, subject to applicable required tax withholding.

5. Equity/Vesting: The Company will grant you equity in Silk Road Medical, effective as of your start date. You will receive 612,083 Restricted Stock Units (“RSUs”) and 612,083 Performance Stock Units (“PSUs”), based on target performance. Vesting for the RSUs will be as follows: 25% of the shares shall vest on the one-year anniversary of your employment commencement date, with the balance to vest annually over the following three years until all shares subject to the award are fully vested on the fourth anniversary of your employment commencement date. The PSUs will vest based on Silk Road Medical’s Total Shareholder Return (TSR) measured from the Start Date as compared to a peer group TSR performance over a three-year period. The other terms and details of these equity awards will be consistent with the form of equity award agreements currently on file with the United States Securities and Exchange Commission.

6. Benefits: You will be eligible to participate in the benefit plans and programs established by the Company for its senior executives from time to time, subject to their applicable terms and conditions. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans and programs it offers to its senior executives at any time.

7. Work Location and Business Class Travel: This position will be based in Silk Road Medical’s office in Plymouth, Minnesota, with regular travel to Sunnyvale, California. When it is necessary for you to travel for business, you will be eligible for first class airfare.

8. Severance: Since you are an officer, it is contemplated that you and the Company will enter into a Change in Control and Severance Agreement (the “Severance Agreement”) with the Company which will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.

9. Indemnification Agreement: Since you are an officer, it is contemplated that you and the Company will enter into an Indemnification Agreement (the “Indemnification Agreement”) with the Company which will supplement the indemnification provided pursuant to the Company’s certificate of incorporation and bylaws, and any resolutions adopted pursuant thereto.

10. At-Will Employment: All employment with the Company is at-will. If you choose to accept employment with the Company, your employment will be voluntarily entered into and will be for no specified time period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that in the event of your resignation, you give the Company at least two weeks’ notice.

11. Eligibility for Employment; Employment Agreement: For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment is also conditioned upon entering into, and complying with, the Company's standard employment agreement, which contains standard at-will employment, confidential information, invention assignment, non-solicitation and other provisions (the “Employment Agreement”), with no excluded inventions except as may be acceptable to the Company. The Employment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator or panel of arbitrators who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Employment Agreement before your Start Date.

12. Prior Employment; No Conflict: By signing this letter agreement, you represent and warrant that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case and that you are under no contractual commitments inconsistent with your obligations to the Company. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

13. Other Conditions: As a condition to your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. You may be required to sign an acknowledgement that you have read and that you understand the Company's rules, regulations, policies, and procedures at the time of employment commencement and/or at any time during your employment with the Company.

This letter agreement, along with the Employment Agreement and its attachments and the Severance Agreement and Indemnification Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of the Company or another authorized officer of the Company and you.

The fact that the Company is offering you the CEO position, the terms of the agreements described herein and any other Company confidential information shared with you is confidential and you agree to keep all of this information confidential until such information is publicly disclosed.

We look forward to your favorable reply and to working with you at Silk Road Medical.

Sincerely,

/s/ Alison Highlander

Alison Highlander, Vice President-Human Resources — Silk Road Medical

On behalf of Jack Lasersohn, Chairman — Silk Road Medical

Agreed to and accepted:

By: /s/ Charles S. McKhann

Printed Name: Charles McKhann

Date: 10/31/2023

Enclosures:

•	Employment Agreement
•	Change in Control and Severance Agreement
•	Indemnification Agreement

150902265.5